                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-105295


Prospectus                                                         May 30, 2003

                              CHENIERE ENERGY, INC.

                        3,412,892 SHARES OF COMMON STOCK

                           Par Value $0.003 per Share

This prospectus relates to offers and sales from time to time of up to 3,412,892 shares of common stock of Cheniere Energy, Inc. by selling stockholders listed in this prospectus. Of these shares, 1,542,892 shares are held by the selling stockholders and 1,870,000 are issuable upon the exercise of warrants held by warrantholders. The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The securities offered by this prospectus were issued to the selling stockholders in transactions exempt from registration under the Securities Act of 1933, as amended. We will not receive any proceeds from such sales by the selling stockholders but if any of the warrants are exercised, we will receive payment for the exercise price of the warrants.

Our common stock is traded on The American Stock Exchange under the symbol LNG. The last reported sales price of the common stock on The American Stock Exchange on May 28, 2003 was $2.63 per share.

The principal executive offices of Cheniere are located at 333 Clay Street, Suite 3400, Houston, Texas 77002-4102.

                        --------------------------------

You should carefully review and consider the information under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 12 and "Risk Factors" referred to on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 30, 2003.

                                TABLE OF CONTENTS

           Cheniere Energy, Inc. ............................................ 1
           Risk Factors ..................................................... 4
           Where You Can Find More Information ..............................11
           Incorporation of Certain Documents by Reference ..................11
           Cautionary Statement Regarding Forward Looking Statements ........12
           Use of Proceeds ..................................................12
           Selling Stockholder ..............................................13
           Description of Securities ........................................13
           Plan of Distribution .............................................15
           Legal Matters ....................................................17
           Experts ..........................................................17


                          -----------------------------

         You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. These securities are not being offered in any state or other jurisdiction that does not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

         In this prospectus, "Cheniere," "we," "us" and "our" refer to Cheniere Energy, Inc. and its wholly owned subsidiaries unless otherwise indicated.

                              CHENIERE ENERGY, INC.

                                     SUMMARY

We are a Houston-based company engaged in oil and gas exploration, development and exploitation and in the development of a liquefied natural gas (LNG) receiving terminal business. The LNG receiving terminal business consists of receiving deliveries of LNG from LNG ships, processing such LNG to return it to a gaseous state and delivering such gas to pipelines for transportation to purchasers. We have historically focused on evaluating and generating drilling prospects using a regional and integrated approach with a large seismic database as a platform. We expect that our active interpretation of seismic data and generation of prospects will continue, though our participation in the drilling of wells will be accomplished through farm-out arrangements and back-in interests (a reversionary interest in oil and gas leases reserved by us), whereby the capital costs of such activities are borne by industry partners. We are currently focusing, and we expect to continue to focus, on the development of our LNG receiving terminal business.

We were formed in 1996 to fund the acquisition of a proprietary seismic database along the transition zone (the area approximately 3-5 miles on either side of the Gulf of Mexico shore line) in Cameron Parish, Louisiana. The 228-square-mile survey was acquired jointly by us and an industry partner and initial processing was completed during 1997. Interpretation of the data yielded drilling prospects located onshore and in the state and federal waters of offshore Louisiana. In 2001, we purchased all rights to the database and concurrently sold the database to a seismic data marketing firm retaining an interest in the proceeds of any licensing transactions. We subsequently sold our remaining interest in the future licensing proceeds to the marketing company. We have retained a license to the entire database and will continue to utilize it in our exploration program.

On September 15, 2000 we reached an agreement with Warburg, Pincus Equity Partners, L.P., a global private equity fund based in New York, to fund exploration and development in the shallow waters offshore Louisiana through a newly formed private corporation, Gryphon Exploration Company (Gryphon). We contributed to Gryphon: (i) our license to seismic data covering the shallow waters offshore Louisiana in the Gulf of Mexico; (ii) our interest in a Joint Exploration Agreement with Samson Offshore Company; (iii) certain offshore leases, including a prospect we were drilling offshore Louisiana, and (iv) certain other assets, in exchange for all of the common stock of Gryphon and cash. Warburg invested $25,000,000 and received voting preferred stock, with an 8% accruing dividend, convertible at any time, at Warburg's option, into shares of Gryphon's common stock. Although we currently own 100% of Gryphon's issued and outstanding common stock, in the event that Warburg converts all or any portion of its Gryphon preferred stock to shares of Gryphon common stock, our percentage ownership will be significantly reduced.

We have the option, under certain circumstances, to contribute to Gryphon our proportionate share of an additional investment. To date, we have declined to participate in such cash calls, and Warburg has elected to fund our proportionate share of such cash calls reducing our percentage ownership on an as-converted basis. Our ownership percentage will be further reduced if we choose not to participate in future Gryphon cash calls.

As of March 31, 2003, Gryphon had ten wells on production. Depending on rig availability, Gryphon anticipates drilling up to fourteen exploratory wells and four development wells during 2003. Gryphon is also engaged in acquiring drilling prospects through leasing at area-wide federal and state lease sales and through farm-ins of leased acreage.

We also conduct our own exploration efforts. To ensure continued access to high quality drilling prospects, we expanded beyond the Cameron area and into the shallow waters of the Gulf of Mexico. In 2000, we acquired two licenses to approximately 6,800 square miles of seismic data in the shallow waters offshore Texas and the West Cameron area in the Gulf of Mexico in separate transactions with Seitel Data Ltd. (Seitel) and with JEBCO Seismic, L.P. (JEBCO). We made the commitment to fund the reprocessing of the entire seismic database at a cost of approximately $8,500,000, payable in installments beginning in October 2000 and continuing through the final delivery of reprocessed data, which occurred in April 2003. The resulting new data set will provide us with a higher resolution image of the subsurface than has previously been available. In July 2001, we sold licenses to the Seitel and JEBCO seismic data to Gryphon. We retain one license to all of the seismic data for use in its exploration program. In connection with the transaction with Gryphon, we transferred 6,740 shares of Gryphon common stock to Gryphon. In March 2002, we sold an additional 51,400 shares of our Gryphon common stock to Gryphon, subject to certain repurchase options, in exchange for the payment or assumption of obligations related to the various licenses for seismic data thereby further reducing our interest in Gryphon on an as-converted basis.

Our existing data sets provide us with the framework with which to identify potential drilling prospects which may then be acquired through leasing at the area-wide federal and state lease sales and from private mineral rights owners onshore, through farm-ins (agreements whereby a third party owner of lease interests grants to us the right to earn an assignment of an interest in the lease, typically by drilling one or more wells), and through participation in industry prospects. We plan to continue to identify potential drilling prospects and may participate in any drilling activities by selling interests on a promoted basis to industry participants.

In 2000, we undertook a feasibility study to assess the long-term role of LNG in the natural gas markets of the United States. In 2001, we assembled a team of professionals with experience in the LNG business. In addition, we identified three sites along the Texas Gulf Coast which we believed would serve as good locations for LNG receiving terminals and we secured two of the sites through long-term lease option agreements and the third site through an option to purchase. In 2002, we engaged outside engineering, environmental and regulatory consultants and substantially completed the project design and planning phase of a project in Freeport, Texas, including the preparation of materials to be filed with the Federal Energy Regulatory Commission (FERC). The design work, the federal and state regulatory coordination, and the 13 resource reports which comprise the environmental filing to the FERC were substantially completed during the year. The FERC filing was submitted in March 2003. We have also identified and secured a fourth potential site through a long-term lease option.

In August 2002, we entered into a Contribution Agreement with entities controlled by Michael S. Smith providing for the formation of a limited partnership, Freeport LNG Development, L.P. (Development) to develop the Freeport LNG receiving terminal. Under the terms of the Contribution Agreement, we contributed our site lease option at Freeport, our technical expertise and know-how, and all of the work in progress related to the Freeport project in exchange for a 40% interest in Development. Michael S. Smith, through a controlled entity, Freeport LNG Investments, LLC (Investments), will pay certain amounts to us in cash in installments and contribute up to $9,000,000 to fund Freeport project expenses before any additional contributions may be required of us. The transaction was consummated in February 2003. In March 2003, pursuant to an existing option agreement, we sold an additional ten percent (10%) limited partner interest in Development to a third party.

Cheniere has been publicly traded since July 3, 1996 under the name Cheniere Energy, Inc. Our corporate offices are located at 333 Clay Street, Suite 3400, Houston, Texas 77002, and our telephone number is (713) 659-1361.

                                Business Strategy

Our objective is to develop our LNG receiving terminal business and to expand the net value of our assets by building an oil and gas reserve base in a cost-efficient manner, through our investment in Gryphon and through exploitation of our seismic database to facilitate identifying drilling prospects.

We have assembled a team of professionals with extensive experience in the LNG industry. We have researched the LNG opportunity, developed a plan to exploit the opportunity and initiated the process of identifying and securing sites for LNG receiving terminals as well as undertaking the necessary regulatory and permitting work to advance the project. A substantial portion of the time and attention of our employees is currently focused on developing LNG terminals.

The key to success in the exploration and production business is ensuring that dollars invested add incremental reserve value. Simply put, the cost of finding oil and gas must be less than the value received from the sale of those reserves.

We are attempting to identify and acquire prospects. We employ a technical approach in the prospect generation and evaluation process to manage the risk of exploration drilling. That approach integrates 3D seismic, geologic and engineering data over large areas. Our technical understanding is translated into prospect capture in three ways: participation in industry prospects, farm-ins (agreements whereby a third party owner of lease interests grants to us the right to earn an assignment of an interest in the lease, typically by drilling one or more wells) on industry acreage and purchase of open leases.

We operate on the Gulf of Mexico shelf (less than 300 feet of water depth) and in adjacent onshore coastal regions. We have elected to operate in this area because the Gulf is a proven producing area where improved technology can help find previously undiscovered fields.

                             LNG Receiving Terminals

We believe that the demand for natural gas in the United States over the next five to ten years will grow at a rate that domestic exploration activities will not be able to satisfy and that the resulting imbalance will necessitate the importation of natural gas into the United States in the form of LNG. The LNG receiving capacity in the United States at present is quite limited. We believe that additional LNG receiving capacity will be required, and we have undertaken to secure sites which we believe will be viable locations for such facilities considering such factors as deep water access, existing pipeline infrastructure and governmental and regulatory environments. We have identified four such sites and have secured three of them through long-term lease options and have an option to purchase the third site.

We have been developing our LNG business since late 2000 and have made substantial progress. After completing a U.S. gas market study and preliminary terminal location study in 2000, we decided to focus on developing terminals on the Texas and Louisiana Gulf Coast. Texas offers several important advantages, including (i) it is the largest natural gas-consuming state in the United States, (ii) the government and general population are familiar with and supportive of the energy industry, (iii) with the expected decline in production, Texas will have under-utilized intrastate and interstate pipelines with access to premium Midwest, Northeast, Mid-Atlantic and Southeast markets, and (iv) Texas has an extended coast providing a number of ports with adequate facilities for such a terminal. Louisiana, the third largest gas consuming state in the United States, offers otherwise identical advantages.

Initially, through our participation in Development, we plan to permit the Freeport site in late 2003 or early 2004. We have commenced development of our Freeport, Texas site by (i) completing a feasibility study, (ii) initiating the preparation of forms and collection of information for the permitting and Federal Energy Regulatory Commission related filings, (iii) meeting with local agencies and planners and (iv) conduction preliminary discussions concerning the financing of the project. In order to exploit the opportunity to develop an LNG receiving terminal in Freeport, Development will need to obtain additional equity or debt financing. Assuming prompt regulatory approvals and adequate financing, and subject to all of the risks inherent in a new venture of this type, construction of the first terminal could commence as early as 2004 with LNG being imported in 2007. However, there can be no assurance whether or when such regulatory approvals and financing may be obtained.

                        Technical Approach to Exploration

To be successful we must drill prospects with favorable risk/reward characteristics. The technical approach we use to generate and evaluate drilling prospects distinguishes us from many of our competitors. The approach is regional and integrated, and it utilizes reprocessed 3D seismic data.

A regional 3D seismic approach to prospecting is distinguished from a postage stamp approach, whereby a company owns scattered patches of 3D data coincident with its leases. The understanding gained from each postage stamp cannot be extended laterally as a means of identifying prospective drilling areas. Regional 3D coverage, however, provides a blanket coverage that permits the study of all of the successes (producing fields) and all of the failures (dry holes) as a means of determining what works and what does not in a given area.

An interdisciplinary approach is critical in reducing the risk of dry holes. Subsurface geology and field engineering data must be integrated together with 3D data interpretations to develop as complete a picture as is possible. This approach is time consuming, but we have made a commitment to perform the necessary technical work up front as a means of reducing dry hole expenditures.

                               Drilling Activities

Our exploration team generated and captured 16 prospects during 2001 and 2002 and sold interests in 14 of the prospects to industry partners, retaining various overriding royalty interests and working interests ranging from an overriding royalty interest (a share of the hydrocarbons produced from an oil and gas property, free of the expense of production) of less than 1% to a carried working interest (an agreement whereby we retain an interest in a well but bear none, or only a portion of the cost of drilling the initial well) of approximately 24%. Seven of the prospects sold during 2001 and 2002 have been drilled by its industry partners, and we expect that the remaining prospects sold during those years will be drilled by our industry partners during 2003, but we do not serve as operator of the wells and do not control the timing of such drilling activities.

All of our drilling activities have been conducted through arrangements with independent contractors. We own no drilling equipment. During 2001, we did not participate in the drilling of any wells. In 2002, we did not participate directly in the drilling of any wells. Eight wells, however, were drilled during the year by our industry partners on prospects generated by us. Six of the eight wells were productive. We do not have a cost-bearing interest in the wells; we hold overriding royalty interests (0.7% to 3.7%), some of which are convertible into working interests of 8.4% at payout.

                                  RISK FACTORS

WE ARE SUBJECT TO THE EXPENSES, DIFFICULTIES AND UNCERTAINTIES GENERALLY ASSOCIATED WITH EARLY STAGE COMPANIES.

We have a limited operating history with respect to our oil and gas exploration activities, and we have not yet started operating any LNG receiving facilities. We face all of the risks inherent in the establishment and growth of any new business. From our inception we have incurred losses and may continue to incur losses, depending on whether we generate sufficient revenue either from producing reserves acquired through acquisitions or drilling activities or from the eventual commencement of LNG receiving operations. We may be unable to implement and complete our business plan, and our business may be ultimately unsuccessful. These factors make evaluating our business and forecasting our future operating results difficult. Furthermore, any continued losses and any delays in the implementation or completion of our business plan may have a material adverse effect on our business, our results of operations, our financial condition and the market price of our common stock.

OUR FUTURE GROWTH AND PROFITABILITY ARE HIGHLY DEPENDENT ON THE SUCCESS OF OUR EXPLORATION PROGRAM AND THE DEVELOPMENT OF OUR LNG RECEIVING TERMINAL BUSINESS.

The primary focus of our operations has been identifying drilling prospects, but we are also currently focusing on developing our LNG receiving facilities. Almost all of our assets are represented by investments to date in our exploration program, including the seismic data related thereto. Through our drilling in 1999 through 2003, to date, we have established only limited proved reserves (oil and gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions). Furthermore, we have achieved only limited oil and gas production as of the date of this prospectus. Our future growth and profitability therefore depend heavily on the success of our exploration program in locating additional proved reserves and achieving additional oil and gas production or the development of our LNG receiving facilities. Failure to locate such additional reserves and to achieve additional production may have a material adverse effect on our business, results of operations and financial condition.

FAILURE TO OBTAIN APPROVALS AND PERMITS FROM GOVERNMENTAL AND REGULATORY AGENCIES WITH RESPECT TO OUR LNG PROJECT COULD HAVE A DETRIMENTAL EFFECT ON THE PROJECT AND ON OUR COMPANY.

We are currently focusing on developing our LNG receiving facilities. The transportation of LNG is highly regulated, and we have yet to obtain several governmental and regulatory approvals and permits required in order to complete and maintain our LNG project. We estimate that it may take two to three years of work to obtain the approvals and permits necessary to proceed with the construction and operation of an LNG receiving terminal. We have no control over the outcome of the review and approval process. If we are unable to obtain the approvals and permits, we may not be able to recover our investment in the project. In addition, failure to obtain these approvals and permits may have a material adverse effect on our business, results of operations and financial condition.

FAILURE OF LNG TO BECOME A COMPETITIVE FACTOR IN THE UNITED STATES OIL AND GAS INDUSTRY COULD HAVE A DETRIMENTAL EFFECT ON OUR ABILITY TO IMPLEMENT AND COMPLETE OUR BUSINESS PLAN.

In the United States, due mainly to an abundant supply of natural gas, LNG has not historically been a major energy source. Furthermore, LNG may not become a competitive factor in the United States oil and gas industry. The failure of LNG to become a competitive supply alternative to domestic natural gas and other import alternatives may have a material adverse effect on our ability to implement and complete our business plan as well as our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING ON TERMS THAT ARE ACCEPTABLE TO US, WHICH COULD HARM OUR ABILITY TO CONDUCT BUSINESS.

As of March 31, 2003, we had $2,388,445 of current assets and a working capital deficit of $751,825. Because of our low level of current assets, we may need additional capital for a number of purposes. If we are unable to obtain additional financing, it could significantly harm our ability to conduct our business, including our ability to take advantage of opportunities that come from our exploration program and our ability to construct LNG terminals. Our needs for additional financing include the following:

     . Additional capital may be required to pay for our share of costs relating to the drilling of prospects and development of those that are successful, to exercise lease options, and to acquire additional oil and gas leases. The total amount of our capital needs will be determined in part by the number of prospects generated within our exploration program, by the working interest that we retain in those prospects and by our ability to identify partners willing to bear a portion of drilling costs which would otherwise be attributable to us.

     . We may need capital to fund our pro-rata share of the capital calls by Gryphon that are approved by Gryphon's board of directors. If we subscribe to our pro-rata portion of such capital calls but fail to fund, we would lose our ability to subscribe to any future capital calls and would suffer further dilution of our holdings in Gryphon. In 2002, Gryphon made cash calls in the aggregate amount of $30,000,000, which were funded entirely by Warburg, in March, June, September and November 2002. We declined to participate in these cash calls and our interest in Gryphon has been reduced from 20.2% to 9.3% on an as-converted basis, as of March 31, 2003. It is anticipated that Gryphon will make cash calls for additional funds. Our share of such future capital calls could total up to approximately $1,400,000. If we elect not to fund our pro-rata portion of such capital calls, and Warburg funds its portion, as they would be entitled to do, and as they have since the formation of Gryphon, our ownership percentage of Gryphon's common stock on an as-converted basis will be further reduced (as low as 8%).

     . We will need substantial additional funds to execute our plan for developing and implementing an LNG receiving terminal business, including engineering, environmental, marine, regulatory, construction and legal work, including any such work involved in permitting and FERC filings related to our development of a second and third potential site. Such costs are estimated to be approximately $3,000,000 per year for each terminal to be developed.

Additional capital could be obtained from a combination of funding sources, many of which may have a material adverse effect on our business, results of operations and financial condition. These potential funding sources include:

     . cash flow from operating activities, which is sensitive to prices we receive for our oil and natural gas,

     . borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends,

     . debt offerings, which would increase our leverage and add to our need for cash to service such debt,

     . additional offerings of our equity securities, which would cause dilution of our common stock,

     . sales of portions of our working interest in the prospects within our exploration program, which would reduce future revenues from our exploration program,

     . sale to an industry partner of a participation in our exploration program, which would reduce future revenues from our exploration program,

     . sale of all or a portion of our producing oil and gas properties, which would reduce future revenues,

     .    additional sales of interests in our LNG projects, and

     . arrangement of a business development loan from, or prepayment of terminal use fees by, prospective sellers or purchasers of LNG.

Our ability to raise additional capital will depend on our results of operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, capital may not become available to us from any particular source or at all. Even if additional capital becomes available, it may not be on terms acceptable to us. Failure to obtain additional financing on acceptable terms may have a material adverse effect on our business, results of operations and financial condition.

BECAUSE OF OUR LACK OF DIVERSIFICATION, FACTORS HARMING THE OIL AND GAS INDUSTRY IN GENERAL, INCLUDING DOWNTURNS IN PRICES FOR OIL AND GAS, WOULD BE ESPECIALLY HARMFUL TO US.

We are an independent energy company and are not actively engaged in any other industry. Our revenues and results of operation are substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Circumstances that harm the oil and gas industry in general will have an especially harmful effect on us. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors:

     .    relatively minor changes in the supply of and demand for oil and gas;

     .    political conditions in international oil producing regions;

     . the extent of domestic production and importation of oil in relevant markets;

     .    the level of consumer demand;

     .    weather conditions;

     . the competitive position of oil or gas as a source of energy as compared with other energy sources;

     .    the refining capacity of oil purchasers; and

     . the effect of federal and state regulation on the production, transportation and sale of oil and gas.

It is likely that adverse changes in the oil market or the regulatory environment would have an adverse effect on our business, results of operations and financial condition, including our ability to develop and implement our LNG project and to obtain capital from lending institutions, industry participants, private or public investors or other sources.

WE EXPERIENCE INTENSE COMPETITION IN THE OIL AND GAS INDUSTRY, WHICH MAY MAKE IT DIFFICULT FOR US TO SUCCEED.

The oil and gas industry is highly competitive. If we are unable to compete effectively, we will not succeed. A number of factors may give our competitors advantages over us. For example, most of our current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than we do. In addition, the businesses of such competitors are in many cases more diversified than ours. We may not be able to compete effectively with such companies. Moreover, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing over supply and depressed prices could have a substantially negative impact on our operating revenues.

WE ARE SUBJECT TO FLUCTUATIONS IN ENERGY PRICES OR SUPPLY OF LIQUEFIED NATURAL GAS THAT WOULD BE PARTICULARLY HARMFUL TO OUR LNG RECEIVING TERMINALS BUSINESS BECAUSE OF ITS DEVELOPMENTAL STAGE.

If LNG prices are higher than prices of domestically produced natural gas or natural gas derived from other sources, our ability to compete with such suppliers may be negatively impacted. In addition, in the event the supply of LNG is limited or restricted for any reason, our ability to profitably operate an LNG receiving facility could be materially impacted. Revenues generated by an LNG receiving terminal depend on the volume of LNG processed and the price of the natural gas produced, both of which can be affected by the price of natural gas and natural gas liquids.

WE ARE SUBJECT TO SIGNIFICANT OPERATING HAZARDS AND UNINSURED RISKS, ONE OR MORE OF WHICH MAY CREATE SIGNIFICANT LIABILITIES FOR US.

Our oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. In accordance with customary industry practices, we intend to maintain insurance against some, but not all, of these risks and losses. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could seriously harm our business, results of operations and financial condition.

Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. Our activities are also subject to perils specific to marine operations, such as capsizing, collision and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

In the event we complete the LNG receiving terminal, the operations of such facility will be subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in damage to or destruction of our facilities or damage to persons and property. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses. We will maintain insurance against these types of risks to the extent and in the amounts that we believe are reasonable. Our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

WE ARE SUBJECT TO SIGNIFICANT EXPLORATION RISKS, INCLUDING THE RISK THAT WE MAY NOT BE ABLE TO FIND OR PRODUCE ENOUGH OIL AND GAS TO GENERATE ANY PROFITS.

Our exploration activities involve significant risks, including the risk that we may not be able to find or produce enough oil and gas to generate any profits. The wells we drill may not discover any oil or gas. Further, there is no way to know in advance of drilling and testing whether any prospect will yield oil or gas in sufficient quantities to make money for us. In addition, we are highly dependent on seismic activity and the related application of new technology as a primary exploration methodology. This methodology, however, requires greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3D seismic data can only assist us in identifying subsurface reservoirs and hydrocarbon indicators, and will not allow us to determine conclusively if hydrocarbons will in fact be present and recoverable. If our exploration efforts are unsuccessful, our business and financial condition will be substantially harmed.

WE MAY NOT BE ABLE TO ACQUIRE THE OIL AND GAS LEASES WE NEED TO SUSTAIN PROFITABLE OPERATIONS.

In order to engage in oil and gas exploration in the areas covered by our 3D seismic data, we must first acquire rights to conduct exploration and recovery activities on such properties. We may not be successful in acquiring farm-outs (agreements whereby the owner of lease interests grants to a third party the right to earn an assignment of an interest in the lease, typically by drilling one or more wells), seismic permits, lease options, leases or other rights to explore for or recover oil and gas. Both the United States Department of the Interior and the States of Texas and Louisiana award oil and gas leases on a competitive bidding basis. Non-governmental owners of the onshore mineral interests within the area covered by our exploration program are not obligated to lease their mineral rights to us except where we have already obtained lease options. In addition, other major and independent oil and gas companies with financial resources significantly greater than ours may bid against us for the purchase of oil and gas leases. If we are unsuccessful in acquiring these leases, permits, options and other interests, the area covered by our 3D seismic data that could be explored through drilling will be significantly reduced, and our business, results of operations and financial condition will be substantially harmed.

IF WE ARE UNABLE TO OBTAIN SATISFACTORY TURNKEY CONTRACTS, WE MAY HAVE TO ASSUME ADDITIONAL RISKS AND EXPENSES WHEN DRILLING WELLS.

We anticipate that any wells drilled in which we have an interest will be drilled by established industry contractors under turnkey contracts that limit our financial and legal exposure. Under a turnkey drilling contract, a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore. Upon performance of all these items, the escrowed money is released to the contractor.

Circumstances may arise, however, where a turnkey contract is not economically beneficial to us or is otherwise unobtainable from proven industry contractors. In such instances, we may decide to drill wells on a day-rate basis. Under a day-rate drilling contract, the operator pays an agreed sum for each day of drilling required to reach contract depth. All risk and expense of drilling a well to total depths lies with the operator in day-rate contracts. The drilling of such test wells would subject us to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. We would also be liable for any cost overruns attributable to drilling problems that otherwise would have been covered by a turnkey contract. These liabilities, if incurred, may have a materially adverse impact on our business and financial condition.

EXISTING AND FUTURE UNITED STATES GOVERNMENTAL REGULATION, TAXATION AND PRICE CONTROLS COULD SERIOUSLY HARM US.

Oil and gas operations are subject to extensive federal, state and local laws and regulations that regulate the discharge of materials into the environment or otherwise relate to the protection of the environment.

Failure to comply with such rules and regulations can result in substantial penalties and may harm us. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. In most areas where we plan to conduct activities, there are statutory provisions regulating the production of oil and natural gas which may restrict the rate of production and adversely affect revenues. We plan to acquire oil and gas leases in the Gulf of Mexico, which, if acquired, would be granted by the federal government and administered by the U.S. Department of Interior Minerals Management Service. The Department strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could seriously harm our operations in the Gulf of Mexico. The federal government regulates the interstate transportation of oil and natural gas, through the FERC. The FERC has in the past regulated the prices at which oil and gas could be sold. Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could seriously harm us.

Our operations are also subject to extensive federal, state and local laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment or wastes that can be disposed of in connection with drilling and production activities, prohibit drilling activities on certain lands lying within wetlands or other protected areas and impose substantial liabilities for pollution or releases of hazardous substances resulting from drilling and production operations. Failure to comply with these laws and regulations may also result in civil and criminal fines and penalties. Moreover, state and federal environmental laws and regulations may become more stringent.

Federal laws and regulations such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act ("CAA"), the Oil Pollution Act of 1990 ("OPA") and the Clean Water Act ("CWA") and analogous state laws have continually imposed increasingly strict requirements for water and air pollution control, solid waste management and strict financial responsibility and remedial response obligations relating to oil spill protection. The cost of complying with such environmental legislation could have a general harmful effect on our operations.

THERE IS ONLY LIMITED TRADING IN OUR COMMON STOCK, WHICH MAKES OUR STOCK MORE DIFFICULT TO SELL THAN THE STOCK OF COMPANIES WITH MORE ACTIVE MARKETS.

There is only limited trading in our common stock, which makes our stock more difficult for an investor to sell than the stock of companies with more active markets. For the year 2002, the average daily trading volume of our common stock on The American Stock Exchange was approximately 17,000 shares. This offering of the common stock is unlikely to make the trading market for our common stock any more active.

WE HAVE NOT PAID DIVIDENDS AND DO NOT EXPECT TO DO SO IN THE FORESEEABLE FUTURE, SO OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR INVESTMENT WITHOUT SELLING THEIR SHARES.

We have not paid dividends since our inception and do not expect to in the foreseeable future, so our stockholders will not be able to receive a return on their investments without selling their shares. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be subject to the discretion of our board of directors and will depend on, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions.

OUR STOCKHOLDERS COULD EXPERIENCE DILUTION IN THE VALUE OF THEIR SHARES BECAUSE OF ADDITIONAL ISSUANCES OF SHARES.

Any issuance of common stock by us may result in a reduction in the book value per share or market price per share of our outstanding shares of common stock and will reduce the proportionate ownership and voting power of such shares. We have 45,000,000 authorized shares of stock, consisting of 40,000,000 shares of common stock, and 5,000,000 shares of preferred stock. As of May 14, 2003, approximately 63% of the shares of the common stock remained unissued. Our board of directors has the power to issue any and all of such shares without shareholder approval. It is likely that we will issue shares of common stock, among other reasons, in order to raise capital to sustain operations, and/or to finance future oil and gas exploration projects. In addition, we have reserved 3,267,844 shares of the common stock for issuance upon the exercise of outstanding warrants and 2,000,000 shares of the common stock for issuance upon the exercise of stock options. As of May 14, 2003, there were 1,732,361 issued and outstanding options to purchase common stock. To the extent that outstanding warrants and options are exercised, the percentage ownership of common stock of our stockholders will be diluted. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected because the holders of outstanding warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than the exercise terms provided by such outstanding securities. In the event of the exercise of a substantial number of warrants and options, within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of the common stock in the trading market could substantially adversely affect the market price of the common stock or our ability to raise money through the sale of equity securities.

WE DEPEND ON KEY PERSONNEL AND COULD BE SERIOUSLY HARMED IF WE LOST THEIR SERVICES.

We depend on our executive officers for various activities. We do not maintain key person life insurance policies on any of our personnel, nor do we have employment agreements with any of our personnel. The loss of the services of any of these individuals could seriously harm us. In addition, our future success will depend in part on our ability to attract and retain additional qualified personnel. Although we have agreements relating to compensation and benefits with certain of our executive officers, we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. In addition, our future success will depend in part on our ability to attract and retain additional qualified personnel. We currently have 14 full-time employees.

WE DEPEND ON INDUSTRY PARTNERS AND COULD BE SERIOUSLY HARMED IF THEY DO NOT PERFORM SATISFACTORILY, WHICH IS USUALLY NOT WITHIN OUR CONTROL.

Because we have few employees and limited operating revenues, we are and will continue to be largely dependent on industry partners for the success of our oil and gas exploration projects. We could be seriously harmed if our industry partners do not perform satisfactorily on projects that affect us. We often have and will continue to have no control over factors that would influence the performance of our partners.

WE ARE CONTROLLED BY A SMALL NUMBER OF PRINCIPAL STOCKHOLDERS WHO MAY EXERCISE A PROPORTIONATELY LARGER INFLUENCE ON US THAN OUR STOCKHOLDERS WITH SMALLER HOLDINGS.

We are controlled by a small number of principal stockholders who may do things that are not in the interests of our stockholders with smaller holdings. BSR Investments, Ltd. (BSR) is an entity controlled by the mother of Charif Souki, our chairman. BSR owns approximately 9% of our outstanding common stock. Accordingly, it is likely that BSR will have significant influence on the election of our directors and on our management, operations and affairs, including the ability to prevent or cause a change in control of our company.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD ADVERSELY IMPACT A POTENTIAL ACQUISITION BY THIRD PARTIES THAT MAY ULTIMATELY BE IN THE FINANCIAL INTERESTS OF OUR STOCKHOLDERS.

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions could have the effect of inhibiting fluctuations in the market price of our shares that could result from actual or rumored takeover attempts, preventing changes in our management or limiting the price that investors may be willing to pay for shares of common stock. These provisions, among other things, authorize the board of directors to designate the terms of and to issue new series of preferred stock, to limit the personal liability of directors, to require us to indemnify directors and officers to the fullest extent permitted by applicable law and to impose restrictions on business combinations with some interested parties.

A SIGNIFICANT PORTION OF OUR VALUE IS DERIVED FROM OUR OWNERSHIP INTEREST IN GRYPHON, OVER WHICH WE EXERCISE NO DAY-TO-DAY CONTROL.

We own 100% of the outstanding common stock of Gryphon (9.3% effective ownership after giving effect to the conversion of Gryphon's preferred stock outstanding at December 31, 2002) and a significant portion of our value is derived from this investment. We do not exercise control over Gryphon and therefore do not have the ability to effect a change of control of Gryphon. Accordingly, Gryphon's management team could make business decisions without our consent that could impair the value of our investment in Gryphon.

WE MAY HAVE TO TAKE ACTIONS THAT ARE DISRUPTIVE TO OUR BUSINESS STRATEGY TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940.

The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. Our equity interests in Gryphon and Development could be counted as investment securities. Therefore, we could be considered an investment company in the future if we do not obtain an exemption or qualify for a safe harbor. As a result, fluctuations in the value, or the income and revenues attributable to us from our ownership, of interests in companies we do not control could cause us to be deemed an investment company. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy. We may have to take actions, including buying, refraining from buying, selling or refraining from selling securities or other assets, contrary to what we otherwise deem to be in our best interest in order to continue to avoid registration under the Investment Company Act.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the public reference rooms maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange
Commission: New York Regional Office, 233 Broadway, New York, New York 10048, and Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Cheniere provides public access to its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. These reports may be accessed free of charge through Cheniere's internet website (located at www.cheniere.com), where the Company provides a link to the Securities and Exchange Commission's website (at www.sec.gov).

Our common stock is quoted on The American Stock Exchange. You may also read our reports, proxy and information statements and other information at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission to register the shares of common stock referred to above being offered. This prospectus does not contain important information that you can find in our registration statement and in the annual, quarterly and special reports, proxy statements and other documents that we file with the Securities and Exchange Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose in this prospectus important information to you by referring you to other documents that have been or will be filed with the Securities and Exchange Commission. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, except where any of the information has been modified or superseded by the information in this prospectus or in information incorporated by reference in this prospectus. Also, information that we file after the date of this prospectus with the Securities and Exchange Commission will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus are sold:

     . Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 27, 2003 (File No. 1-16383).

     . Our definitive proxy statement on Schedule 14A, as filed on April 29, 2003 (File No. 1-16383).

     . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed on May 9, 2003 (File No. 1-16383).

We will provide you, without charge, a copy of the documents incorporated by reference in this prospectus. We will not provide a copy of the exhibits to documents incorporated by reference, unless those exhibits are specifically incorporated by reference into those documents. You may obtain a copy of the documents incorporated by reference in this prospectus at our website at www.cheniere.com or by requesting them in writing or by telephone from:

                              Cheniere Energy, Inc.
                           333 Clay Street, Suite 3400
                            Houston, Texas 77002-4102
         Attn: Don A. Turkleson, Chief Financial Officer (713) 659-1361

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to our stockholders.

Statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that begin with words such as "intend," "expect," "project," "believe" or "anticipate" are forward-looking statements that are based on management's then current views and assumptions regarding future events. These statements include, among others:

     .    statements regarding our business strategy, plans and objectives;

     . statements expressing beliefs and expectations regarding our ability to successfully raise the additional capital necessary to meet our obligations under our current exploration agreements;

     . statements expressing beliefs and expectations regarding our ability to secure the leases necessary to facilitate anticipated drilling activities;

     . statements expressing beliefs and expectations regarding our ability to attract additional working interest owners to participate in the exploration and development of our exploration areas;

     . statements expressing beliefs and expectations regarding the development of our LNG receiving terminal business; and

     .    statements about non-historical year 2003 information.

These statements reflect our plans and assumptions about future events and are subject to uncertainties, many of which are outside our control. Actual results could differ materially from estimates and other forward-looking statements. For a further discussion of important factors that could affect us and cause materially different results please see the discussion under the heading Risk Factors beginning on page 4. The statements in this prospectus are made as of May 15, 2003, and the events described in the forward-looking statements might not occur or might occur to a materially different extent than described in this filing. We undertake no duty to update or revise any of our forward-looking statements contained in this prospectus, any accompanying prospectus supplement or in any documents we have incorporated by reference, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered by this prospectus. Warrants for which the underlying common stock is being registered in this registration statement are exercisable at prices ranging from $1.06 to $3.00 per share. The detailed terms of our warrants are set forth under "Description of Securities - Warrants." We expect to use any proceeds we receive from the exercise of warrants for ongoing activities related to oil and gas exploration activities, development of our second and third LNG receiving terminal sites, working capital and/or general corporate purposes.

                              SELLING STOCKHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of May 14, 2003 by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Information with respect to beneficial ownership is based on information as of May 14, 2003, on which we date we had outstanding an aggregate of 14,840,285 shares of common stock. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by the selling stockholders that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All warrants shown in the applicable column are immediately exercisable. The table assumes the sale of all shares offered hereby and no other purchases or sales of Cheniere's common stock by the selling stockholders.

                              Cheniere Energy, Inc.
                           Selling Stockholders Table

                                                                                               Shares of
                                                      Shares Beneficially                     Common Stock    Shares Beneficially
                                                          Owned Prior                          Underlying         Owned After
                                                          to Offering          Number of       Warrants to        the Offering
                                                    -----------------------    Shares of        Purchase      ----------------------
Name of Selling Stockholder                             Number     Percent   Common Stock     Common Stock       Number     Percent
------------------------------------------------------------------------------------------------------------------------------------
Aton Select Fund, Ltd.                              150,000           1.0%    150,000                               -
Bald Eagle Fund, Ltd.                                 8,698           *         2,500                             6,198       *
Bank Insinger de Beaufort N.V.                       37,500           *        37,500                               -
Bernard, Bruce                                       75,000           *                            75,000           -
Bock, Michael E.                                     75,000           *         6,250                            68,750       *
Contango Oil & Gas Company                          300,000           2.0%    150,000             150,000           -
Crest Financial Limited                             750,000           5.1%    750,000                               -
Delaware Charter Guarantee & Trust
Company TTEE FBO
Anthony J. Pace                                      81,000           *        20,000                            61,000       *
Economides, Michael                                  75,000           *                            75,000           -
Freeport LNG Investments, LLC                       700,000           4.7%                        700,000           -
Gross, Jonathan S.                                  103,834           *           334                           103,500       *
Henry, William                                       50,000           *                            50,000           -
Hughes, Jon C.                                       58,334           *         8,334                            50,000       *
Kensington Partners, L.P.                           128,444           *        18,334                           110,110       *
McCain, Lon                                          37,500           *         6,250                            31,250       *
MDC Group                                           163,500           1.1%                         12,500       151,000       1.0%
MM & B Holdings, LLC, a Delaware limited
liability company                                   551,458           3.7%    250,000                           301,458       2.0%
Morgens, Edwin H.                                   145,000           1.0%     20,000                           125,000       *
Oligney,  Ronald                                     75,000           *                            75,000           -
Petrie, Thomas A.                                   145,833           1.0%     20,833                           125,000       *
Pleyel Holdings, Limited                            200,000           1.3%                        200,000           -
Power Capital Partners LLC                           50,000           *                            50,000           -
Reimer, Charles M.                                  539,643           3.6%                        232,500       307,143       2.1%
Robinson Jr., Joe Sam                               149,455           1.0%     69,390                            80,065       *
Souki, Charif                                       444,017           3.0%                        250,000       194,017       1.3%
Sutton, Nicholas J.                                  58,333           *         8,333                            50,000       *
Turkleson, Don A.                                   161,084           1.1%      4,000                           157,084       1.1%
William E. Mayer Holdings, Inc.                     145,834           1.0%     20,834                           125,000       *
                                              -------------                 ---------       -------------  ------------
                                                  5,459,467                 1,542,892           1,870,000     2,046,575
                                              =============                 =========       =============  ============

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

The shares of common stock being registered pursuant to the registration statement of which this prospectus is a part include:

     .    792,892 shares of common stock issued in a private placement in May
          2003

     . 750,000 shares of common stock issued pursuant to a settlement and purchase agreement in April 2003

     . 850,000 shares issuable upon the exercise of warrants issued pursuant to the Freeport LNG Terminal sale

     . 232,500 shares issuable upon the exercise of warrants representing the replacement of stock options to our former president in connection with the formation of Freeport

     . 337,500 shares issuable upon the exercise of warrants issued in consideration for consulting services

     . 250,000 shares issuable upon the exercise of warrants to our president and chief executive officer in connection with employment services

     . 200,000 shares issuable upon the exercise of warrants issued in conjunction with a bridge financing facility.

In May 2003, we issued 792,892 shares of common stock to seventeen investors at a price of $1.50 per share pursuant to Regulation D adopted by the Securities and Exchange Commission. The purchase price of the shares included cash of $1,189,338 and the surrender of existing warrants to purchase 792,892 shares of our common stock.

On April 15, 2003, we issued 750,000 shares of our common stock to satisfy a closing requirement related to our February 2003 sale of a 60% interest in our Freeport LNG project. The issuance was made pursuant to a contingent contractual obligation related to our settlement and purchase agreement whereby we acquired an option to lease the Freeport LNG terminal site.

In February 2003, we issued warrants to purchase 700,000 shares of common stock to Freeport LNG Investments, LLC in connection with the formation of Freeport LNG Development, L.P. The warrants are exercisable at any time on or before February 12, 2013 at a price of $2.50 per share.

In February 2003, we issued warrants to purchase 300,000 shares of common stock to Contango Oil & Gas Company in connection with the formation of Freeport LNG Development, L.P. The warrants are exercisable at any time on or before February 26, 2013 at a price of $2.50 per share. Contango surrendered warrants to purchase 150,000 shares of common stock in connection with its participation in Cheniere's May 2003 private placement.

In February 2003, we issued to our former president warrants to purchase 241,250 shares of common stock in exchange for existing employee stock options to purchase the same number of shares on substantially similar terms. In April 2003, warrants to purchase 8,750 expired.

In April 2002, we issued warrants to purchase 50,000 shares of common stock in connection with the sale of oil and gas properties. The warrants are exercisable at any time on or before April 22, 2007 at an exercise price of $2.50 per share.

In August 2002, we issued to a consultant who assisted in marketing our LNG terminal capacity warrants to purchase 50,000 shares of common stock. The warrants are exercisable at any time on or before August 26, 2007 at a price of $1.20 per share.

In December 2002, we issued to a consultant who assisted in our investor relations program warrants to purchase 12,500 shares of common stock. The warrants are exercisable at any time on or before December 19, 2007 at a price of $1.25 per share.

In February 2003, we issued to each of three consultants who provided certain engineering and other services related to the Freeport LNG Terminal warrants to purchase 75,000 shares of common stock. The warrants are exercisable at any time on or before February 26, 2013 at a price of $2.50 per share.

In April 2003, we issued to our president and chief executive officer warrants to purchase 250,000 shares of common stock in connection with his employment by Cheniere. The warrants are exercisable at any time on or before April 16, 2008 at an exercise price of $1.80 per share.

In March 2002, we issued warrants to purchase 150,000 shares of common stock in conjunction with a bridge financing facility. The warrants are exercisable on or before March 7, 2012 at an exercise price of $2.50 per share. In May 2002, we issued warrants to purchase an additional 50,000 shares of common stock in conjunction with the March 2002 bridge financing facility. The warrants are exercisable at any time on or before May 6, 2012 at an exercise price of $2.50 per share.

                            DESCRIPTION OF SECURITIES

We have 45,000,000 authorized shares of capital stock, consisting of 40,000,000 shares of common stock, having a par value of $0.003 per share, and 5,000,000 shares of preferred stock, having a par value of $0.0001 per share.

COMMON STOCK

As of May 14, 2003, there were 14,840,285 shares of common stock outstanding. All of such outstanding shares of common stock are fully paid and nonassessable. Each share of common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to the dividend obligations to the holders of any preferred stock then outstanding.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors.

PREFERRED STOCK

As of the date of this prospectus, there are no shares of preferred stock outstanding. Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

WARRANTS

As of May 14, 2003, we have issued and outstanding warrants to purchase 3,427,010 shares of common stock.

In February 2003, we issued warrants to purchase 700,000 shares of common stock to Freeport LNG Investments, LLC in connection with the formation of Freeport LNG Development, L.P. The warrants are exercisable at any time on or before February 12, 2013 at a price of $2.50 per share.

In February 2003, we issued warrants to purchase 300,000 shares of common stock to Contango Oil & Gas Company in connection with the formation of Freeport LNG Development, L.P. The warrants are exercisable at any time on or before February 26, 2013 at a price of $2.50 per share. Contango surrendered warrants to purchase 150,000 shares of common stock in connection with its participation in Cheniere's May 2003 private placement.

In February 2003, we issued to our former president warrants to purchase 241,250 shares of common stock in exchange for existing employee stock options to purchase the same number of shares on substantially similar terms. In April 2003, warrants to purchase 8,750 expired.

In April 2002, we issued warrants to purchase 50,000 shares of common stock in connection with the sale of oil and gas properties. The warrants are exercisable at any time on or before April 22, 2007 at an exercise price of $2.50 per share.

In August 2002, we issued to a consultant who assisted in marketing our LNG terminal capacity warrants to purchase 50,000 shares of common stock. The warrants are exercisable at any time on or before August 26, 2007 at a price of $1.20 per share.

In December 2002, we issued to a consultant who assisted in our investor relations program warrants to purchase 12,500 shares of common stock. The warrants are exercisable at any time on or before December 19, 2007 at a price of $1.25 per share.

In February 2003, we issued to each of three consultants who provided certain engineering and other services related to the Freeport LNG Terminal warrants to purchase 75,000 shares of common stock. The warrants are exercisable at any time on or before February 26, 2013 at a price of $2.50 per share.

In April 2003, we issued to our president and chief executive officer warrants to purchase 250,000 shares of common stock in connection with his employment by Cheniere. The warrants are exercisable at any time on or before April 16, 2008 at an exercise price of $1.80 per share.

In March 2002, we issued warrants to purchase 150,000 shares of common stock in conjunction with a bridge financing facility. The warrants are exercisable on or before March 7, 2012 at an exercise price of $2.50 per share. In May 2002, we issued warrants to purchase an additional 50,000 shares of common stock in conjunction with the March 2002 bridge financing facility. The warrants are exercisable at any time on or before May 6, 2012 at an exercise price of $2.50 per share.

The warrants do not confer upon the holders thereof any voting or other rights of stockholders.

POSSIBLE ANTI-TAKEOVER PROVISIONS

Our amended and restated certificate of incorporation contains provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of Cheniere and make removal of our management more difficult.

As described above, our certificate of incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

We are incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an interested stockholder from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless at least one of the following conditions is met:

     . the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder,

     . upon attaining such status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock, not counting shares owned by persons who are directors and also officers and certain employee stock plans, or

     . the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders, not including the shares held by the interested stockholder.

The Delaware General Corporation Law defines an interested stockholder as a stockholder owning 15 percent or more of a corporation's outstanding voting stock. Cheniere is currently subject to Section 203.

In addition, BSR Investments, Ltd., an entity controlled by the mother of Charif Souki, the chairman of our board of directors, owns approximately 9% of the outstanding shares of our common stock. Accordingly, it is likely that BSR Investments will have the ability to effectively prevent or cause a change in control of Cheniere.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                              PLAN OF DISTRIBUTION

We have agreed to bear some expenses of registering of the shares offered by this prospectus under federal and state securities laws.

We are registering the shares to be sold under this prospectus on behalf of the selling stockholder. We will receive no proceeds from this offering. When used below, the term "selling stockholders" includes the selling stockholder and its pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, distribution or other non-sale-related transfer after the date of this prospectus, if any.

Shares of common stock covered hereby may be offered and sold at any time and from time to time by the selling stockholder. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares being offered by this prospectus:

     . on The American Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price; or

     . in private sales at negotiated prices directly or through one or more brokers, who may act as agent or as principal.

The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     . an exchange distribution in accordance with the rules of such exchange;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

     .    privately negotiated transactions.

The selling stockholder and any underwriter, dealer or agent who participate, in the distribution of such shares may be deemed to be an underwriter under the Securities Act, and any discount, commission or concession received by such persons and any profit on the resale of the shares purchased by them may be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholder against some liabilities arising under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and, if acting as agent for the purchaser of such shares, from such purchaser. Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. These transactions would be either at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. In connection with such re-sales, the broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

Under the rules and regulations of the Securities Exchange Act of 1934, the selling stockholder may be a person engaged in the distribution of the common stock and may not simultaneously engage in market making activities with respect to our common stock for a period of five business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions, rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealer purchases shares as principal. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

To comply with the securities laws of some states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states prevent the common stock from being sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will keep this registration statement or a similar registration statement effective until the earlier to occur of:

     . the date that all securities registered under this registration statement have been disposed of in accordance with the plan of disposition indicated above; or

     . the date that all securities registered under this registration statement have become eligible for sale under Rule 144(k) of the Securities Act.

No sales may be made pursuant to this prospectus after the earlier of these two dates unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas.

                                     EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Cheniere's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, have been so incorporated in reliance on the reports of Mann Frankfort Stein & Lipp CPAs, L.L.P., PricewaterhouseCoopers LLP and KPMG LLP, each independent accountants, given on the authority of each said firm as experts in auditing and accounting.